Exhibit 99.5

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

     Effective October 1, 2007, Amtech Systems, Inc. (the “Company”), completed its acquisition of R2D Ingenierie SAS (“R2D”) (the “Acquisition”). The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2006 combines the historical consolidated statement of operations of the Company for the year ended September 30, 2006 and the historical consolidated statement of operations of R2D for the year ended December 31, 2006, giving effect to the Acquisition as if it had been completed on October 1, 2005. Although the respective fiscal year ends of the Company and R2D are different, such periods end within 93 days of each other and, therefore, are combined for presentation as permitted under Rule 11.02(c) of Regulation S-X. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended June 30, 2007 combines the historical consolidated statements of operations of the Company and R2D for the nine months ended June 30, 2007, giving effect to the Acquisition as if it had been completed on October 1, 2006. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of the Company and R2D, giving effect to the Acquisition as if it had been completed on June 30, 2007.

     This information should be read in conjunction with the:

Accompanying notes to the unaudited pro forma condensed combined financial statements;
Separate historical financial statements of the Company as of and for the year ended September 30, 2006 included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006;
Separate historical financial statements of the Company for the nine months ended June 30, 2007 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007; and
Separate historical financial statements of R2D as of and for the year ended December 31, 2006 included herein.

     The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

     The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with the Company treated as the acquiror. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration paid in connection with the acquisition. In the Unaudited Pro Forma Condensed Combined Balance Sheet, the Company’s cost to acquire R2D has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. The difference between the fair value of the consideration paid and the fair value of the assets and liabilities acquired has been recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Balance Sheet are based on management’s preliminary internal valuation estimates and consultations with outside valuation experts. Such amounts are preliminary and are subject to the following:

  The Company completing its final internal due diligence and assessment of the assets acquired and the liabilities assumed with the purchase of R2D.

  The Company obtaining the final valuation report, from an independent third party, on its tangible, intangible and property, plant and equipment assets.

     Accordingly, the pro forma adjustments to allocate the purchase price are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of the fair values of the assets acquired and liabilities assumed.

     The Unaudited Pro Forma Condensed Combined Statements of Operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as changes in depreciation and amortization expense resulting from the estimated fair values of acquired tangible and intangible assets.

     The Unaudited Pro Forma Condensed Combined Statements of Operations do not include the impact of any potential cost savings or one-time costs that may result from the acquisition.

     AMTECH SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2007
(in thousands)

	Amtech	R2D
	Systems,	Ingenierie	Pro Forma		Pro Forma
	Inc.(1)	SAS(2)	Adjustments		Combined
Assets
Current Assets
Cash and cash equivalents	$17,872	$52	(5,775)	(a)	$11,179
			(970)	(c)
Accounts receivable, net of allowances	12,515	1,330	(39)	(b)	13,806
Inventories	6,814	1,827			8,641
Income taxes receivable	1,029	55			1,084
Other	1,030	468	(400)	(a)	1,098
Total current assets	39,260	3,732			35,808

Property, Plant and Equipment - Net	5,533	124			5,657
Intangible Assets - Net	1,383	12	3,178	(a)	4,573
Goodwill	817	-	275	(a)	1,092
Other Assets	-	23	1,550	(a)	1,573
Total Assets	$46,993	$3,891	$(2,181)		$48,703

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$3,579	$1,159	$(39)	(b)	$4,699
Bank loans and current maturities of long-term debt	219	16			235
Accrued compensation and related taxes	1,121	263			1,384
Accrued warranty expense	283	31			314
Deferred profit	1,781	-			1,781
Customer deposits	990	-			990
Accrued commissions	593	-			593
Loan payable to shareholders	-	970	(970)	(c)	-
Other accrued liabilities	381	-	200	(a)	581
Income taxes payable	592	-			592
Total current liabilities	9,539	2,439			11,169

Long-Term Obligations	774	80			854
Total liabilities	10,313	2,519			12,023

Commitments and Contingencies					-

Stockholders' Equity
Preferred stock	-	-			-
Common stock	65	118	(118)	(a)	65
Additional paid-in capital	35,412	12	(12)	(a)	35,412
Accumulated other comprehensive income	626	322	(322)	(a)	626
Accumulated earnings	577	920	(920)	(a)	577
Total stockholders' equity	36,680	1,372			36,680
Total Liabilities and Stockholders' Equity	$46,993	$3,891	$(2,181)		$48,703

(1)	Represents the historical consolidated balance sheet of Amtech Systems, Inc. as of June 30, 2007 derived from the unaudited condensed consolidated financial statements of Amtech included in the Quarterly Report on Form 10-Q.

(2)	Represents the historical balance sheet of R2D Ingenierie SAS as of June 30, 2007.

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

AMTECH SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statements of Operations
Nine Months Ended June 30, 2007
(in thousands except for per share data)

	Amtech	R2D	Pro Forma		Pro Forma
	Systems, Inc.(1)	Ingenierie SAS(2)	Adjustments		Combined
	(Unaudited)	(Unaudited)
Revenues, net of returns and allowances	$32,864	$3,697	$(230)	(d)	$36,331
Cost of sales	24,180	2,462	(230)	(d)	26,412
Gross profit	8,684	1,235	-		9,919

Selling, general and administrative	7,336	681	340	(e)	8,357
Restructuring Charge	-	-			-
Research and development	376	-			376
Operating income	972	554	(340)		1,186

Interest and other income (expense), net	313	(10)	(263)	(f)	40

Income before income taxes	1,285	544	(603)		1,226
Income tax expense (benefit)	7	173	(211)	(g)	(31)

Net income	$1,278	$371	$(392)		$1,257

Income Per Share:
Basic earnings per share	$0.25	$3.09			$0.25
Weighted average shares outstanding	5,050	120			5,050

Diluted earnings per share	$0.25	$3.09			$0.25
Weighted average shares outstanding	5,104	120			5,104

(1)	Represents the unaudited historical consolidated statements of operations of Amtech Systems, Inc. for the nine months ended June 30, 2007 derived form the unaudited consolidated financial statements of Amtech included in the Quarterly Report on Form 10-Q.

(2)	Represents the unaudited historical statement of operations of R2D Ingenierie SAS for the nine months ended June 30, 2007.

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMTECH SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statements of Operations
Year Ended September 30, 2006
(in thousands except for per share data)

	Amtech	R2D
	Systems, Inc.	Ingenierie SAS(2)
	Year Ended	Year Ended
	September 30,	December 31,	Pro Forma		Pro Forma
	2006(1)	2006(2)	Adjustments		Combined
Revenues, net of returns and allowances	$40,445	$4,883	$(195)	(d)	$45,133
Cost of sales	29,870	3,312	(195)	(d)	32,987
Gross profit	10,575	1,571	-		12,146

Selling, general and administrative	8,313	774	454	(e)	9,541
Restructuring Charge	190	-			190
Research and development	437	-			437
Operating income	1,635	797	(454)		1,978

Interest and other income (expense), net	(37)	(166)	(351)	(f)	(554)

Income before income taxes	1,598	631	(804)		1,425
Income tax expense (benefit)	280	179	(282)	(g)	177

Net income	$1,318	$452	$(523)		$1,247

Income Per Share:
Basic earnings per share	$0.40	$3.77			$0.37
Weighted average shares outstanding	3,126	120			3,126

Diluted earnings per share	$0.38	$3.77			$0.36
Weighted average shares outstanding	3,484	120			3,484

(1)	Represents the historical consolidated statements of operations of Amtech Systems, Inc. for the year ended September 30, 2006 derived form the audited consolidated financial statements of Amtech included in the Annual Report on Form 10-K.

(2)	Represents the historical statement of operations of R2D Ingenierie SAS for the year ended December 31, 2006 derived from the audited financial statements of R2D included elsewhere in this Form 8-K/A.

AMTECH SYSTEMS, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma financial statements include the following pro forma assumptions and adjustments:

(a)	Represents the effect of the Acquisition as if the Acquisition, excluding the resolution of contingent consideration, was completed on June 30, 2007 including the elimination of R2D’s historical equity accounts. The aggregate purchase price is based on the cash consideration paid at closing of $4,225,000 and estimated acquisition costs of $600,000, including legal and due diligence costs. Acquisition costs of $400,000 were incurred as of June 30, 2007; therefore, an additional estimated accrual of $200,000 is included in this adjustment. Cash contingent payments of $1,550,000 to be paid to sellers upon fulfillment of certain requirements have been deposited in an escrow account. The amount of future contingent payments earned will increase goodwill and decrease the escrow amount included in other assets upon resolution of each contingency.

The following allocation is based on a preliminary assessment of fair value of the assets acquired and liabilities assumed of R2D. The table below represents a preliminary allocation of the above consideration to R2D’s tangible and intangible assets and liabilities based on the Company’s management’s preliminary estimate of their respective fair value as of the date of the acquisition:

(in thousands)
Current assets	$3,732
Property, plant and equipment	124
Intangible assets	3,190
Goodwill	275
Other non-current assets	23
Total assets acquired	7,344

Current liabilities	2,439
Long term liabilities	80
Total liabilities assumed	2,519
Net assets acquired	$4,825

The amounts in the preceding table are preliminary and subject to the following:

  The Company completing its final internal due diligence and assessment of the assets acquired and the liabilities assumed with the purchase of R2D.

  The Company obtaining the final valuation report, from an independent third party, on its tangible, intangible and property, plant and equipment assets.

For purposes of the preliminary allocation, the Company has estimated a fair value adjustment for R2D’s property, plant and equipment based on a review of R2D’s historical costs and management’s intended future use. The fair value of the assets will be depreciated over estimated useful lives of seven years.

The Company has estimated the fair value of R2D’s identifiable intangible assets as $3,190,000, allocated as follows:

		Average
	Estimated	Remaining
	Fair Value	Useful Life
	(in thousands)
Asset class:
Marketing-based intangible assets	$1,442	1-10 years
Technology-based intangible assets	1,748	8-10 years
	$3,190

Marketing-based intangible assets include trademarks, trade names, customer relationships and internet domain names; whereas technology-based intangible assets include developed automation technology, patents, computer software, databases, and non-compete agreements.

(b)	Represents the elimination of intercompany receivables and payables related to intercompany sales between the Company and R2D as of June 30, 2007.

(c)	Reflects the payment of the loan payable to the sellers of R2D immediately subsequent to the Acquisition.

(d)	Represents the elimination of intercompany sales between the Company and R2D for the respective period.

(e)	Represents the amortization of assets acquired in the Acquisition. The amortization is based upon a preliminary valuation and allocation to the assets and liabilities acquired including accounts receivable, inventory, property and equipment, liabilities, goodwill and other tangible and intangible assets. The estimated useful lives of these assets range from one to 10 years. The final purchase price allocation and related amortization expense may result in a different purchase price allocation and amortization expense than that presented in these pro forma condensed combined financial statements.

(f)	Represents the effect on net interest associated with the $6,375,000 of cash used and acquisition costs incurred to purchase R2D.

(g)	Represents the effect on income taxes as a result of the combined pro forma adjustments at an estimated effective rate of 35 percent for the periods presented.

(h)	Although the respective fiscal year ends of the Company and R2D are different, such periods end within 93 days of each other and, therefore, are combined for presentation as permitted under Rule 11.02(c) of Regulation S-X. Accordingly, included in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for both the year ended September 30, 2006 and the nine months ended June 30, 2007 are the results of operations for R2D for the quarter ending December 31, 2006 representing revenue of $1,532,000 and net income of $200,000.